Exhibit 21.1

LIST OF SUBSIDIARIES OF COACH, INC.

         1.     Coach Services, Inc. (Maryland)

         2.     Coach Leatherware International, Inc. (Delaware)

         3.     Coach Stores Puerto Rico, Inc. (Delaware)

         4.     Coach Japan Holdings, Inc. (Delaware)

         5.     Coach Japan Investments, Inc. (Delaware)

         6.     Coach (UK) Limited (United Kingdom)

         7.     Coach Europe Services S.r.l. (Italy)